EXHIBIT 10

STRATEGIC COOPERATION AGREEMENT

VEGETABLE SEEDS BREEDING, R & D AND MARKET DEVELOPING

CAPITAL GENETIC EBT, S.L.

A & C UNITED AGRICULTURE DEVELOPING INC.

October, 2014

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Party A: CAPITAL GENETIC EBT, S.L.（”CapGen”）located at Ctra. Zamora, 2738 Vícar, Almería 04738 Spain.

Party B: A & C UNITED AGRICULTURE DEVELOPING INC. (A&C) located at 700 Commerce Drive, Suite 500, Oak Brook, IL, 60523 U.S.A.

Term: From the date signed below to December 31, 2018.

Recitals:

After more than one year of successful collaboration on a number of solanum vegetables, the two parties have established a solid framework for vegetable seeds breeding, research and development and market developing activities. Both parties agree and decide, by signing this Agreement, firstly to define and clarify each party’s role in the process of breeding research and development, seeds production, market developing and sales promotion, i.e. each party’s interests and responsibilities, and secondly, to better streamline all key business links and to further decrease the lead time of each seed variety.

Both parties agree:

1.	CapGen’s Role. CapGen is primarily in charge of breeding, research & development, providing samples and seed production.

2.

A&C’s Role. A&C is primarily in charge of seeds testing, selection, trialing and demonstration, market developing, commercializing and sales. A&C is responsible for setting up logistics processes including import/export permission, product registration, transportation and local regulation compliance.

3.	Developing Cycle and Cost.

The research & development cycle for CapGen’s to develop a new product is about 6-12 months (see Appendix – 1 below for detail).

The cycle for A&C to commercialize a product from seeds selection is about 18-24 months (see Appendix – 2 below for detail).

In principle, each party is funding itself for the costs and expenses associated with the tasks defined above.

4.

Territory and Exclusiveness. A&C is mainly conducting its market developing and sales activities in eastern Asia. A&C’s territory includes P.R. China, South Korea and Japan. A&C owns the exclusiveness of the varieties that A&C has selected for commercialization. CapGen may sell its product directly to the markets outside A&C’s territory. With consent of two parties, A&C may assist CapGen in developing markets that are outside A&C’s territory, and vice versa.

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5.

Production. For each variety A&C has selected for commercialization, A&C needs to confirm the volume and sign procurement agreement for seed production with CapGen in advance. In principle, once procurement agreement is signed, neither party should make changes to volume and/or price. However, should there is any fluctuations during the actual seed production, both parties need to discuss accordingly.

6.	Brand Name and Package. A&C may use CapGen’s brand name, A&C’s own brand name or both at the same time, depending on the market situation. A&C will use its own packages in its territories.

7.

The exclusive promotion, sale and commercialisation of the seeds, will imply for A&C the compromise of non importation, non sale and/or non distribution of similar products under any other trademarks, brands or for any other companies, in competition with CapGen, in the territory.

8.

A&C acknowledges purchasing from CapGen, products up to an annual amount of at least 250.000 € starting from 2018. Notwithstanding the above, this amount may be revised by agreement between A&C and CapGen. CapGen shall be entitled to unilaterally terminate this agreement, in the event A&C has not fulfilled this obligation.

9.

Although otherwise agreed between A&C and CapGen, the destiny place for the seeds to be sent will be the following address in Sweden; LGH 1201, Gamla, SÖDERTÄLJEVÄGEN 134, A 141, 70 Segeltorp, Stockholm, Sweden.

10.	The means of payment agreed for the production of seeds to be paid by A&C: In advance from phase 3 – Initial Sales in Appendix 2.

Violation of Agreement:

1.	During execution of this Agreement, the violating party should compensate the other party for all the loss it actually caused.

2.	Force Majeure. Any party that could not fulfill or follow the terms in this Agreement due

to	force majeure should inform the other party at the earliest possible time. It will not be considered as a violation of Agreement when situation is understood and assessed.

3.	Other. Both parties agree to keep supplementing, improving this Agreement at a needed base according to the actual result of execution.

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IN WITNESS WHEREOF, the parties to this Agreement have duly executed it effective on the date of the last signature below.

CapGen:		A&C:

CAPITAL GENETIC EBT, S.L.		A&C UNITED AGRICULTURE DEVELOPING INC.

By:	/s/ Ambrosio Hernandez Cabrera	By:	/s/ Andy Liu, President
	Ambrosio Hernandez Cabrera		Andy Liu, President

Date:	22th of October 2014	Date:	22th of October 2014

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Appendix

Appendix – 1:

A&C submits the request, based on the individual target market, to CapGen. CapGen confirms the condition and timeframe.

Appendix – 2:

Time frame and steps of developing a variety in a market.

1.

Preliminary screening. At least 2 full life cycles are needed for one variety in order to identify potential varieties. Candidates’ attributes, performance will be studied and recorded during this phase. The ideal sowing seasons and locations will be decided.

2.	Variety Demonstration. 1 – 2 full life cycles are needed. On site demonstration and presentation will be held at the ideal locations in the ideal seasons.

3.	Initial Sales. About one full life cycle. Target sales volume is: 5,000,000 to 10,000,000 seeds.

4.	Sales Promotion. About one full life cycle. Target sales volume is: 10,000,000 to 100,000,000 seeds.

5.	Stable Market Share. Target sales volume is above100,000,000 per year. It usually takes 4 – 5 years to build a stable market for a variety.

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